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                                                                 Exhibit 10.4(a)



                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made and entered into this 14th day of April, 2003 by and between RAYMOND V. MALPOCHER ("Executive") and TELEX COMMUNICATIONS, INC., a Delaware corporation ("Telex" or the "Company").

1.       Employment.

         For the period set forth in Section 2 below (the Period of Employment), and upon the other terms and conditions set forth in this Agreement Telex hereby employs Executive, and Executive hereby accepts employment with Telex, as Telex's President and Chief Executive Officer.

2.       Period of Employment.

         The Period of Employment shall commence on or about May 1, 2003 and, subject only to the provisions of Sections 9, 10, 11 and 12 below, shall continue for four (4) years. Unless sooner terminated in accordance with Sections 9, 10, 11 and 12, this Agreement shall terminate without notice by either party to the other on the fourth anniversary of the commencement of the Period of Employment, and Executive shall continue his employment with the Company thereafter on an employment-at-will basis.

3.       The Position.

         During the Period of Employment, Executive shall be subject to the direction of the Board of Directors of Telex, and shall have the duties and responsibilities appropriate to the positions held by Executive.

4.       Duties.

         Throughout the Period of Employment, Executive agrees to devote Executive's full time and undivided attention during normal business hours to the business and affairs of Telex and, in particular, to performance of all the duties and responsibilities as President and Chief Executive Officer of Telex, except for reasonable vacations and illness; but nothing in this Agreement shall preclude Executive from devoting reasonable periods required for engaging in charitable and community activities, and managing Executive's personal investments, provided that such activities do not, individually or together, interfere with the regular performance of Executive's duties and responsibilities under this Agreement and do not in any way conflict with Telex's interests.


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5.       Compensation.

         For all services to be rendered by Executive pursuant to this Agreement during the Period of Employment by Telex:

         a. Executive shall be paid a base annual salary of $350,000 payable at the same intervals at which the Company's executives are paid, but in no event less frequently than monthly, plus any increase in base salary as determined by the Board of Directors of the Company from time to time; and

         b. Executive shall participate in the Management Incentive Compensation ("MIC") Plan as approved by the Company's Board of Directors, the terms of which shall be substantially the same as the terms set forth in Schedule A. Payments of amounts earned, including the minimum payment in respect of the 2003 MIC plan (described below), shall be made at the same time as all other payments under the MIC Plan are made. For the period from the commencement of his employment through December 31, 2003, Executive shall participate in the MIC Plan, on a pro rata basis; provided, however, that Executive shall be entitled to a minimum payment pursuant to such plan of $100,000. Executive must be an employee of the Company at year end in order to receive the payment of amounts due pursuant to the MIC Plan.

6.       Provisions for Perquisites.

         During the Period of Employment, Executive shall be entitled to perquisites (including an appropriate office, and secretarial or clerical staff) and fringe benefits accorded generally to senior executive officers of Telex pursuant to its policies, as well as to reimbursement, upon proper accounting and subject to compliance with Telex policies, of reasonable expenses and disbursements incurred by Executive in the course of Executive's duties. In addition, the Company shall permit Executive to and shall reimburse Executive for travel in 'business class' for international flights.

7.       Employment Benefits.

         a. Executive, and, where applicable, Executive's dependents, shall also be entitled to participate in, be covered by and receive benefits under such retirement and health and welfare plans as are generally made available to officers of Telex and their dependents and beneficiaries. Executive, and, where applicable, his spouse and his dependents, shall also be entitled to all payments or other benefits under any such plan subsequent to the Period of Employment as a result of participation in such plan during the Period of Employment, as provided in such plans.

         b. In addition, Executive shall be entitled to four weeks' vacation per year. Executive may take such vacation at such time so as not to interfere unreasonably with the business of Telex. Executive may carry forward, to the next calendar year, up to one


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full years' vacation accrual while continuing to accrue vacation at the applicable base salary rate during the current calendar year.

         c. The Company shall use reasonable efforts to develop a plan pursuant to which Executive can elect to defer a portion of his cash compensation. An election to defer compensation pursuant to such plan will make the Executive a creditor of the Company for the amounts deferred thereunder.

         d. Nothing in this Agreement shall preclude Telex from amending or terminating any employee benefit plan or practice.

8.       Stock Purchase.

         Executive shall purchase 200,000 units ("Units") at a purchase price of $0.45 per Unit. Each Unit shall consist of one share of unregistered common stock of Telex, par value $.01 per share (the "Common Stock") and one-half of an option ("Option"). An Option is the right, but not the obligation, to purchase a share of Common Stock at a price of $15 per share for a period of five (5) years. The Units will be purchased pursuant to and upon completion of a mutually acceptable restricted stock and option agreements containing terms customary and typical of such agreements, including restrictions on transfer.

         Executive shall file an IRS Section 83(b) election with respect to such stock purchase within thirty (30) days of such purchase. Executive's purchase of the Units shall be subject to the optional repurchase of such Units, free and clear of all liens, by Telex in the 90 days following any termination of employment (including as a result of Executive's death or Disability) (the date Executive ceases to be employed being the "Termination Date") at a price equal to the original purchase price, pursuant to the following schedule:

      If Termination Date Occurs:         Number of Units Subject to Repurchase

      On or prior to 2 years after 5/1/03              200,000

      On or prior to 3 years after 5/1/03              132,000

      On or prior to 4 years after 5/1/03               66,000

      Thereafter                                             0

The call option shall terminate upon a sale of the Company.


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9.       Effect of Death.

         If Executive dies during the Period of Employment, the legal representative of Executive shall be entitled to (i) the base salary provided for in Section 5a above for the month in which Executive's death shall have occurred plus all accrued and unpaid vacation, at the rate being paid at the time of death, and (ii) an amount equal to any MIC bonus that has been earned based on Telex's receipt of audited financial results, prorated as of the date of death, and payable as and when paid to other eligible MIC Plan participants. The Period of Employment shall be deemed to have ended as of the close of business on the last day of the month in which death shall have occurred but without prejudice to any payments otherwise due in respect of Executive's death.

10.      Effect of Disability.

         a. In the event of the Disability of Executive during the Period of Employment, Executive shall be entitled to (i) all benefits and perquisites earned and accrued hereunder through the effective date of the termination of the Period of Employment, as described below, (ii) an amount equal to the base salary provided for in Section 5a above, at the rate being paid at the time of the commencement of Disability, for the period of such Disability plus six (6) months from the end of the period that establishes such Disability, as described in Section 10c below, and (iii) an amount equal to any MIC bonus that has been earned based on Telex's receipt of audited financial results, prorated through the end of the Period of Employment, and payable as and when paid to other eligible MIC Plan participants . The Period of Employment shall be deemed to have ended as of the last day of the period that establishes Disability.

         b. The amount of any payments due under Section 10a(i) shall be reduced by any payments to which Executive may be entitled for the same period because of disability under any disability plan or insurance of Telex or as the result of workers' compensation disability payments.

         c. The term "Disability", as used in this Agreement, shall mean an illness or accident occurring during the Period of Employment, which prevents Executive from performing Executive's duties under this Agreement for a period in excess of 270 days (whether or not consecutive) or 180 consecutive days, as the case may be, in any twelve-month period during the Period of Employment. The Period of Employment shall be deemed to have ended as of the close of business on the last day of such period (either the 270th or 180th day, as the case may be) but without prejudice to any payments due Executive in respect of disability under Section 10a or otherwise due to Executive or Executive's legal representative or beneficiary and without prejudice to Executive's right to continue any medical insurance coverage, subject to the terms of the plan or applicable law.


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11.      Provision of Severance Allowance.

         a. Telex may terminate the Period of Employment and Executive's employment at any time during the Period of Employment (i) for any reason upon thirty (30) days' notice to Executive and (ii) immediately for Cause, as defined in Section 11c below. If Executive's employment is terminated by Telex for any reason other than for Cause or the death or Disability of Executive, or if Executive's employment is terminated by Executive for Good Reason (as defined herein) during the Period of Employment , Telex shall pay Executive (x) all base salary, benefits and perquisites earned and accrued hereunder through the effective date of his termination of employment, (y) a severance allowance equal to one year's base salary at the rate being paid at the time of termination of Executive's employment, commencing on the first day of the month following the month in which the termination of Executive's employment becomes effective and continuing thereafter for a period of twelve (12) consecutive months in accordance with the regular bi-weekly payroll practices of Telex, and (z) an amount equal to any MIC bonus that has been earned based on Telex's receipt of audited financial results, prorated as of the date of termination, and payable as and when paid to other eligible MIC Plan participants. In the event Executive's employment is terminated by Telex for Cause, Executive shall be entitled only to base salary, benefits and perquisites earned and accrued through the effective date of his termination, and no additional severance, incentive payments or other benefits shall be payable to Executive.

         b. During the twelve month period following a termination of Executive's employment provided for in Section 11a (but excluding any termination of Executive by Telex for Cause), Executive shall be entitled to: continued coverage under Telex's health, dental and life insurance plans at active employee premium rates, subject to the terms and conditions of such plans as they may be modified from time to time.

         c. For the purpose of Section 11a above and any other provision of this Agreement, termination of Executive's employment shall be deemed to have been for Cause only:

                  i. if termination of Executive's employment shall have been the result of Executive's commission of or pleading of no-contest to a felony or other crime involving moral turpitude, or Executive's dishonesty, fraud, embezzlement, unethical or illegal act, misappropriation, or breach of fiduciary duty, any of which could materially damage Telex or its reputation; or


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                  ii. if termination of Executive's employment results from
         Executive's refusal to perform the duties appropriate to Executive's position or a material breach by Executive of the provisions of Sections 14, 15 and 16 of this Agreement and Executive has been given written notice by the Board of Directors of the Company with respect to such refusal or such material breach and Executive continues to refuse unreasonably the performance of the duties specified or to materially breach the provisions of Sections 14, 15 and 16 of this Agreement.

         d. For purposes of Section 11a above and any other provision of this Agreement, a termination of Executive's employment for Good Reason shall mean a termination by Executive within 30 days following:

                  i. the assignment to the Executive of any duties inconsistent in any material respect with Executive's position in Telex, or a significant adverse alteration or material diminution, without the written consent of Executive, in the nature or scope of Executive's rights, authority, responsibilities and duties with Telex;

                  ii. without Executive's prior written consent, a significant reduction by Telex of Executive's base annual salary as provided for in
         Section 5a(i), other than any such reduction which is part of a general salary reduction or other concessionary arrangement affecting all employees or affecting other senior management employees; or

                  iii. the taking of any action by Telex that would substantially diminish the aggregate value of the benefits provided Executive under Telex's, disability, life insurance, accidental death and dismemberment plans, and any other employee benefit plans in which Executive was participating on the date hereof, other than any such reduction which is (x) required by law, (y) implemented in connection with a general concessionary arrangement affecting all employees or affecting other senior management employees or (z) generally applicable to all beneficiaries of such plans.

12.      Termination by Executive other than for Good Reason.

         Executive may terminate his employment hereunder at any time during the Period of Employment upon sixty (60) days' written notice to Telex, provided however, that if such termination is not for Good Reason (as set forth in Section 11d), Executive shall be paid all base salary, benefits and perquisites earned hereunder through the effective date of his termination of employment, and shall not be entitled to any other payments or benefits. Executive shall not be entitled to receive the severance allowance, incentive payments, or other benefits provided in Sections 11a or b.


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13.      Resignation.

         If Executive's employment hereunder terminates (except due to his death), Executive agrees to resign effective immediately upon termination of the Period of Employment all positions as an officer or director of Telex, or any of its affiliates. If Executive fails to deliver such resignation, the Board of Directors of Telex may deem Executive to have resigned pursuant to this Section 13 effective upon the termination of his employment.

14.      Non-Disclosure.

         Executive shall not at any time after the date hereof divulge, provide, or make assessable to anyone, other than in connection with the business of Telex, any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, materials, devises, materials, devices or ideas or other know-how, whether patentable or not, with respect to any confidential or secret aspects of Telex's business (including without limitation customer lists, supplier lists and pricing arrangements with customers or suppliers or any similar lists, arrangements or understandings, marketing plans, sales plans, manufacturing plans, management organization information, data and other information relating to members of the Board of Directors of Telex), operating policies or manuals, business plans, financial records, packaging designs or other financial, commercial, business or technical information relating to Telex or any of its subsidiaries or information designated as confidential or proprietary that Telex or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with Telex or any of its subsidiaries (collectively, "Confidential Information"); provided, however, that Executive may disclose such information
(i) at the request of any governmental regulatory authority or in connection with an examination of Executive by any such authority, (ii) pursuant to subpoena or other court process, (iii) when required to do so in accordance with the provisions of any applicable law or regulation, or (iv) if such information has otherwise been made generally available to the public other than by reason of Executive's breach of this Section 14. Upon the expiration of the Period of Employment or upon termination of Executive's employment, Executive or his legal representative shall promptly deliver to Telex all property relating to the business of Telex, including all Confidential Information, and all copies thereof that are in the possession or control of Executive.


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15.      Inventions.

         Executive shall promptly disclose to Telex all processes, trademarks, inventions, improvements and discoveries related to the business of Telex (collectively, "Developments") conceived or developed by him or with others during the Period of Employment, if such Developments were conceived or developed during business hours or through the use of Telex's resources. All such Developments shall be the sole and exclusive property of Telex. Executive, upon the request of and at Telex's expense, shall assist Telex in obtaining patents thereon and execute all documents and other instruments necessary or proper to obtain letters patent and to vest Telex with full title thereto.

16.      Post-Employment Activities

         a. Covenant Not to Compete. Following termination of Executive's employment by Telex or by Executive for any reason, Executive shall not compete, directly or indirectly, in any area of the continental United States, with the business conducted by Telex or any of its subsidiaries, whether as an employee, director, agent, principal, stockholder or limited partner owning more than 5% of any class of securities or equity of a corporation, association or partnership, or by maintaining any other type of interest in or affiliation with or providing any assistance whatsoever to, any other person, firm, corporation or entity in any business located or doing business within the continental United States which at the time of Executive's affiliation therewith is in direct competition with any facet of the business then being conducted by Telex or any of its subsidiaries, for a one-year period beginning on the date of Executive's departure and terminating on the first anniversary of the date of his departure (the "Non-Compete Period").

         b. Non-Solicitation of Employees. During (i) Executive's employment with Telex or any of its subsidiaries or Affiliates and (ii) for a two-year period beginning on the date of Executive's departure and terminating on the second anniversary of the date of his departure, Executive shall not directly or indirectly induce any employee of Telex or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by Telex or any of its subsidiaries, unless such person shall have ceased to be employed by such entity for a period of at least six months.


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         c. Non-Solicitation of Customers and Suppliers. During (i) Executive's
employment with Telex and (ii) the Non-Compete Period, Executive shall not, directly or indirectly, interfere with the business relationship of Telex or any of its subsidiaries, or interfere with, or solicit on behalf of a competing enterprise, any customer or supplier, or prospective customer or supplier, with respect to which Executive has had access to Confidential Information or with which Executive dealt in connection with Executive's duties for Telex, or any of its subsidiaries.

         d. Non-disparagement. Executive agrees not to make any negative or disparaging remarks or comments about Telex, its subsidiaries or affiliates, or any of the foregoing entities' directors, officers, employees or products.

         e. Injunctive Relief with Respect to Covenants. Executive acknowledges that irreparable damage would result to Telex if the provisions of Sections 14, 15 and 16a through d were not specifically enforced, and agrees that Telex shall be entitled to any appropriate legal, equitable or other remedy, including injunctive relief, a restraining order or other equitable relief (without the requirement to post bond) with respect to any failure of Executive to comply with the provisions of such sections.

         f. Severability; Reformation. In the event that one or more of the provisions of this Section 16 shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any provision of Section 14, 15 or 16a through d is not enforceable in accordance with its terms, such Section shall be reformed to make such Section enforceable in a manner which provides Telex or any of its subsidiaries the maximum rights permitted at law.

         g. Waiver. Waiver by Telex or any of its subsidiaries of any breach or default by Executive of any of the terms of Sections 14, 15 or 16a through d shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of
Section 14, 15 or 16a through d shall be implied from any course of dealing between Telex or any of its subsidiaries and Executive or from any failure by Telex or any of its subsidiaries to assert its rights hereunder on any occasion or series of occasions.


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17.      Insurance.

         Telex shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering Executive, and Executive agrees to submit to usual and customary medical examination and otherwise to cooperate with Telex in connection with the procurement of any such insurance and any claims thereunder.


18.      Relocation Expenses.

         a. In accordance with and subject to the Company's relocation guidelines, Telex shall pay (i) the actual, reasonable expenses incurred by Executive in connection with shipping his household goods from Pennsylvania to Minnesota; (ii) the reasonable out-of-pocket costs of up to two house-hunting trips to Minnesota for two days each for Executive and spouse, (iii) a maximum brokerage fee of 6% in connection with the sale of Executive's current residence in Pennsylvania, and other required filing fees in connection with such sale, and (iv) closing costs for the purchase of a new home in Minnesota by Executive, in the maximum amount of 1% of the costs of such purchase. All of such expenses must be incurred within fifteen (15) months of Executive's commencement of employment with Telex, and are subject to a maximum reimbursement of $100,000.


         b. If, during the term of this Agreement, Executive's employment with Telex is terminated, or upon Executive's death or Disability during the term of this Agreement, Telex shall reimburse to Executive the actual, reasonable expenses incurred by Executive in connection with shipping his household goods from Minnesota to a location within the continental United States designated by Executive, subject to a maximum reimbursement of $100,000. Telex shall reimburse this return relocation expense provided that all such expenses must be incurred within 180 days of termination of Executive's employment, Executive's death or Disability during the term of this Agreement, regardless of the circumstances under which Executive's employment is terminated, provided, however, that Telex shall not be obligated to reimburse such return relocation expense in the event that Executive's employment is terminated by Telex with Cause (as provided in Section 11c hereof) or by Executive without Good Reason (as provided in Section
12). This provision 18b shall survive the term of the term of this Agreement for a term of three (3) years.


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19.      Notices.

         All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been given if delivered in person or by courier, the date delivered, and if sent by telegraph, telex, facsimile transmission, the date sent, or if mailed by registered or certified mail, postage prepaid, the date mailed, if sent, delivered or mailed to the parties at the following addresses:

                  If to Executive:

                  Raymond  V. Malpocher
                  441 Silver Leaf Circle
                  Trappe, PA  19426


                  If to Telex:

                  Telex Communications, Inc.
                  12000 Portland Avenue South
                  Burnsville, MN  55337

                  Attn:  Chief Financial Officer

         Any party may, by written notice to the other, change the address to which notices to such party are to be delivered, sent or mailed.

20.      No Trust Created.

         Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust fund of any kind. Any funds which may be set aside or provided for in this Agreement shall continue for all purposes to be a part of the general funds of Telex and no person other than Telex shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from Telex under this Agreement, such right shall be no greater than the right of any unsecured general creditor of Telex.

21.      Successor In Interest.

         This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of Telex by merger or consolidation or any purchaser or assignee of all or substantially all of its assets, but,


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except to any such successor, purchaser, or assignee of Telex, neither this
Agreement nor any rights or benefits hereunder may be assigned by either party hereto.

22.      Full Discharge of Company Obligations.

         The amounts payable to Executive pursuant to Sections 9, 10, 11, and 12 following termination of his employment shall be in full and complete satisfaction of Executive's rights under this Agreement but shall not affect Executive's rights under any other agreement with Telex. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, Telex and its directors, officers, agents and employees shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with Telex and its subsidiaries, including any claims for wrongful termination, defamation, intentional infliction of emotional distress, and any claims under the Federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Minnesota Human Rights Act, and Minnesota Statute Section 191.81 (prohibiting age discrimination), and any other state or federal statutes prohibiting discrimination in employment. As a condition to receipt of any amounts under Sections 9, 10, 11 and 12, Executive will be required to sign a General Release of all claims in a form satisfactory to Telex.

23.      Dispute Resolution.

         The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be finally resolved and settled exclusively by the courts in the State of Minnesota and in accordance with the substantive laws of the State of Minnesota. The parties severally recognize and consent to the jurisdiction over each of them by the courts of the State of Minnesota, and specifically waive any right to trial by jury that they might have under such laws.

24.      Governing Laws.

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota applicable to agreements made and to be performed entirely in Minnesota.

25.      Entire Agreement.

         This Agreement shall constitute the entire agreement between the parties superseding all prior agreements between Telex and Executive, and may not be modified or amended and no waiver shall be effective unless by written document signed by both parties hereto; provided, however, that any increase in base salary, as provided in


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

Section 5 hereof, shall become an amendment to this Agreement when approved by the Board of Directors of Telex and recorded in the approved minutes of such meeting.

         IN WITNESS WHEREOF, the parties execute this Employment Agreement as of the date first above written.

EXECUTIVE:


/s/ Raymond V. Malpocher
------------------------------------
Raymond V. Malpocher


TELEX COMMUNICATIONS, INC.

By: /s/ Edgar S. Woolard, Jr.
    --------------------------------
         Edgar S. Woolard, Jr.
          Chairman


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

                                   SCHEDULE A




                           Telex Communications, Inc.

                     Management Incentive Compensation Plan


Management Incentive Compensation (the "MIC Plan")

         o Objective: The MIC Plan is intended to reward key management by motivating them to focus their efforts on achieving results that contribute directly to the achievement of company objectives.

         o Incentive Compensation Awards: Awards are calculated as a percent of base salary based on achieving certain performance hurdles as defined below.

                  a. Threshold: to be determined annually by Board of Directors

                  b. Target: 100% of objectives equal to 100% of base salary

                  c. Maximum: to be determined annually by Board of Directors

         o Performance Measurement: to be determined annually by Board of Directors

         o        General Guidelines for MIC Plan

                  o Awards are earned based on Telex's audited financial statements

                  o Awards are pro-rated for results between the specified breakpoints (i.e. target, maximum, upside and threshold)


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